Exhibit 99.2

Operator: Good day and welcome everyone to the Multimedia Games Second Quarter Earnings Results Conference Call and Webcast. [Operator Instructions] At this time, for opening remarks and introductions, I would like to turn the conference over to Mr. Clifton Lind. Please go ahead, sir.

Clifton Lind, Multimedia Games - President & CEO

Thank you, Operator. I want to thank everyone for joining us on the call. With me today are Craig Nouis, Randy Cieslewicz and Shannon Brooks. The fiscal 2006 second-quarter operating results are reviewed in today's news announcement, and will provide some additional financial detail on today's call. Q2 FY '06 revenues were $46.5 million, EBITDA was $19.8 million, and diluted earnings per share were 9 cents, inclusive of a 2 cent per share charge for share-based expense.

Q2 FY '06 results exceeded our guidance [because] our base business unfolded as expected, and because we recognized revenue associated with the sale of Class III units in Washington State. Before I continue, I'm going to ask Julia Spencer to review the Safe Harbor language.

Julia Spencer, Multimedia Games - Director of Corporate Publications

Thank you, Clifton. I need to remind everyone that today's call and simultaneous webcast may include forward-looking statements within the meaning of applicable securities laws. These statements represent our judgement concerning the future, and are subject to risks and uncertainties that could cause our actual operating results and financial conditions to differ materially from those expected. Please refer to the risk factor section of our recent SEC filings. Today's call and webcast may include non-GAAP financial measures within the meaning of SEC Regulation G. A reconciliation of all non-GAAP financial measures to the most directly comparable financial measure calculated and presented in accordance with GAAP can be found on our website at www.multimediagames.com in the investor relations section. I will now turn the call back over to Clifton.

Clifton Lind, Multimedia Games - President & CEO

Thank you, Julia. Q2 FY '06 operating results benefited from the contributions of our promotional sweepstakes installation at the Birmingham Race Course, as well as from Iowa TouchPlay(R) units, although the contribution of the TouchPlay units was actually less than anticipated because of the moratorium placed on installations, which I will review in detail in a few minutes.

As expected, Q2 FY '06 network-wide average hold per day improved from Q1 FY '06 levels. On a quarterly sequential basis, we lost some additional Reel Time Bingo(R) units in the quarter, the biggest number of which was from a California facility that closed. Our aggregate installed base in the charity market, predominately Alabama, was down slightly on a quarterly sequential basis. However, when we consider the approximately 1,300 video sweepstakes readers reactivated during the quarter in Alabama, our total installed base rose about 8% on a quarterly sequential basis.

Q2 operating results reflect higher expenses, compared to Q1, as we incurred costs associated with the launch of new products, and unusually high costs associated with a number of legal actions, including our successful defense of our promotional sweepstakes system early in the quarter. Putting our Q2 FY '06 results in future outlook into context, we believe that there are two primary factors that are most relevant for the investors to consider.

First, we continue to make progress on our revenue diversification efforts. In January, we began placing TouchPlay units in Iowa. In February, after prevailing in the legal action, we activated the promotional sweepstakes system in Alabama. And in March, on a very positive note, we announced a new market opportunity in Mexico, where we have an agreement to place a significant number of electronic bingo units. In finalizing our agreements to support the establishment of a network of new traditional and electronic bingo venues in Mexico, Multimedia has developed an opportunity that should prove to be transformational for the Company in terms of our long term growth prospects. However, the legislative action in Iowa has resulted in the removal of all TouchPlay units in the state, eliminating a market opportunity, that, like Mexico, we expect would have been a significant growth driver. This was due to both the initial success of our content and our system, and our significant backlog of over 2,300 units for delivery in Iowa. At this time, Craig will provide some additional insights into the Q2 FY '06 operating results, after which I will provide more detail and review our near- and long-term opportunities. Craig.

Craig Nouis, Multimedia Games - CFO

Thanks, Clifton. We have provided details on our operating results in this morning's press release, so let me take a few moments to review some additional items. As noted in our press release this morning, total revenues for Q2 increased year over year and on a quarterly sequential basis to $46.5 million. The year-over-year increase primarily resulted from the $8 million in revenues related to the Company's system sales to the Israel lottery, following the completion of contractual terms for acceptance of this system.

In addition, the current quarter benefited from $2.1 million in revenue that we recognized for the sale of 338 player terminals, and the revenues generated by our MegaSweeps(TM) installation, which was online for only part of the quarter. This increase was partially offset by a decline in both Class II and charity revenues compared to the prior-year period, and reflects a decline in the installed base of units in these markets. On a quarterly sequential basis, both Class II and charity revenues improved from the December 2005 quarter, as higher hold per day in the March 2005 quarter more than offset the decline in the quarter in the average installed base of units in these markets.

We had an increase, both year over year and on a sequential quarterly basis, of more than $9 million in cost of gaming equipment and systems sales. This increase was attributable to the cost of sales on the player terminals and the Israel lottery system that we previously discussed. On a quarterly sequential basis, S[elling], G[eneral], & A[dministrative expenses] for the March 2006 quarter increased by approximately $1.6 million, to $17.6 million. Legal, professional and lobbying expenses increased approximately $750,000, due to our involvement in litigation, research of new products, and entry into new markets. In addition, wages, salaries and related costs increased approximately $450,000, and we had write-offs related to our capitalized projects of about $200,000. I would also like to point out that our research and development costs of $5.2 million are at the highest levels in the Company's history.

Depreciation and amortization expense declined approximately $214,000 on a quarterly sequential basis. Based on projected capital expenditures for the upcoming quarters, we expect recent quarterly trends for relatively flat depreciation and amortization to continue. Accounts receivable increased by $4.1 million, to $16.8 million as of March 31st, 2006, from $12.7 million as of December 31st, 2005, due in part to an increase in the receivables relating to our development agreements.

Of the $9.3 million advanced for development agreements in the March quarter, $3.1 [million] was recorded as a note receivable, and $6.2 [million] was recorded as intangible assets. As a reminder, we amortized the intangible assets related the development agreements over the life of the contract, which is typically six and three-quarters years. The amortization or accretion of these contract rights is offset against revenue, and can be found as an reconciling item in our cash flow statement.

Let me take a moment to review our expected capital requirements for the second half of FY 2006. Our expected capital requirements consist of our maintenance cap-ex, our contracted purchases of player terminals, and our advances under development agreements. As previously discussed, we expect that our maintenance cap-ex will be approximately $4 million to $7 million per quarter, or $8 million to $14 million for the remainder of the year. In addition, we will spend approximately $1.8 million for player terminal purchases under a contractual commitment in our fiscal fourth quarter.

Also, over the next six months, we expect to advance approximately $25 million towards development projects, of which approximately one third will be set up as a receivable, and the remaining two-thirds will be recorded as contract rights or intangible assets. Finally, effective October 1st, 2005, we adopted SFAS 123(R) in accounting for our stock options, and have elected to use the Black-Scholes model. The impact on our diluted earnings per share for the second quarter for this expense was roughly 2 cents per share. I will now turn the call back to Clifton. Clifton?

Clifton Lind, Multimedia Games - President & CEO

Thank you, Craig. Let me first spend a few minutes reviewing the Q3 FY '06 EPS guidance with a range of from 1 cent to 3 cents in diluted earnings per share. This range is below our earlier internal expectations, and reflects the following recent developments:

As you will recall at the time of our last call, we had high expectations for our current and planned installed base in Iowa, as we had placed several hundred machines and had very positive player and customer reaction to our initial deployments. Also, we had received orders for an additional 2,300 units.

Prior to the moratorium on installations, and legislative action taken to discontinue the play of TouchPlay units, we expected to have established an installed base of approximately 2,000 units by the end of this calendar year. Accordingly, our Q3 FY '06 financial results would have benefited for the entire period from an installed base that was expected to be significantly higher than the several hundred units that we had installed in early February. When we learned of the pending moratorium, we slowed the pace of installations of new units in this market, ahead of the ban actually being enacted. Our installed base in Iowa peaked at 383 units prior to the announcement of the permanent ban on TouchPlay units. These games were very popular with the players.

Removal of all of our TouchPlay units in the state is now underway, and will be completed in a matter of weeks. All of these units will be reconfigured, and are currently scheduled for deployment in new markets and venues. As a result, Q3 FY '06 results will have only one month of revenue from Iowa TouchPlay units, and with an installed base that capped out about 383 units, instead of the much larger number of units that we had expected to place by the end of Q3 FY '06. Even more disappointing to us is that our operating results will not benefit from the expected future revenue from this market's installed base plus the 2,300-unit backlog we had, and other vendors' units that we would have had an opportunity to displace. I would point out that there will be only some small incremental costs associated with withdrawing from this market, primarily related to the 30-day notice required to discontinue telecommunication services, and the transportation costs for returning our units in the field to our factory.

The second factor to weigh when considering our near-term expectations is that while the competitive environment in Oklahoma continues to evolve, there has not yet been a widespread adoption of the games permitted under the compact. While we believe our Class II games continue to perform at or near the top of all such similarly compliant standard-sequence bingo games, however, as in prior periods, the hold per day and total installed base in Oklahoma continue to be impacted by the current market conditions in the state, and by the introduction of new forms of competitors' games.

While the hold per day for our games in Oklahoma market improved in Q2 FY '06 over the prior quarter, we presently do not expect this performance to carry through into the current quarter. We outlined possible reasons for this in this morning's earnings announcement. Significant among these, as we had stated before, is that we always see a direct correlation between short-term upward spikes and energy cost and downward pressure on the hold per day that we achieve in our predominantly local markets. In the past, even if energy costs have stabilized at new higher levels, play generally recovers to near prior spike levels as consumer adjust their spending habits to the new economic realities.

We also have not, and will not in the near future, realize any material benefit to our operating results from the conversion of our Class II games to games approved under the compact, as our customers prefer that our installed base of games continue to be operated as Class II games. We are continually working with our customers to optimize their earnings and work with them, and are ready to switch at a moment's notice when they decide that it is in their interest to go from Class II games to Class III games.

While due to the factors I have just reviewed, the Q3 '06 results will not show expected improvements, our prospecst for growth are visible, and will begin near the end of FY '06 and gain momentum throughout FY '07. Multimedia's electronic promotional sweepstakes installed in Birmingham was reactivated in February, and contributed to our Q2 '06 results, consistent with our expectations. Since we've proven the feasibility of this system, we can now take variations of the system to pursue other promotional couponing sweepstakes and amusement with prize opportunities in other markets. Our charity operations in Alabama continue to be important contributors to our operating results, and we expect that when our new MegaBingo(R) system goes live in Minnesota later this quarter, this new product will begin to contribute to both the bottom line and to revenue diversification efforts in this fiscal year. In addition to indications of interest in this product from other jurisdictions, we also believe that there is growing interest in a number of states for traditional and innovative electronic bingo systems for charity operations. We continue to aggressively work those opportunities. The central system that we developed and operate for the New York Lottery, which supports video gaming devices located at racetracks, continues to be stable, reliable and ready for a major expansion.

In addition to the 5,500 units currently in play, 3,500 more units are expected to come on line before the end of this fiscal year. We believe our operation of this system will begin benefiting our income and EPS around the end of our fiscal `06 year end, with contributions accelerating in early `07. Furthermore, current schedules predict that an additional 7,000 new units will be added between early calendar 2007 and our September 30, 2007, fiscal year end. Finally, since this is our first call since announcing the contract in Mexico, I'd like to review in some detail what we believe to be the largest growth opportunity ever facing Multimedia in any market. In mid-March, after working for more than a year and a half with various license holders, we've reached an agreement with a subsidiary of Grupo Televisa to help establish their electronic operations, and to help set up paper bingo facilities in each of their locations, for which they have 65 licenses. As this opportunity is further developed, and as new facilities come online in Mexico, we will have an opportunity to begin placing a significant number of player stations, including some of those that we currently have in storage.

The first of the facilities opened last week, and initial response spots to the operation is encouraging. Three additional facilities are scheduled to open this quarter, and we should have approximately 550 electronic units installed and in play by the end of Q3 '06. As is the case with other new markets we enter, we will have up-front costs associated with our initial operations in Mexico, and given that this is an international market, those costs are expected to be slightly higher than in our domestic markets. By the end of calendar `06, our customer expects to have 10 facilities open; of course, this schedule is controlled by our customer, but we stand ready and able to meet whatever timeline and deliverables they require. The pace of new facility openings in Mexico is in expected to accelerate in calendar '07, and we expect a significant number of additional placements during that year.

In addition to this important development, there are a number of other near-term events in our existing business that suggest our operating results will improve, following sustained investment and the challenges during this quarter. Late in the current quarter, we expect to add more than 160 units to our Alabama charity installed base, and early in Q4 FY '06, approximately 880 player terminals will be placed in a new facility in a major metropolitan area in Oklahoma. At the time of our last call, we believed our opportunities in Iowa and Mexico separately and in combination would be transformational for our business. Despite the fact that the part of that business which should have contributed in the short term has gone away, the positive offset from Mexico is significant. As such, we are optimistic about the future and are prepared to take advantage of the emerging markets that we see before us.

We've continued to make progress on developing interfaces to other vendors' back-office systems, and we believe that when these interfaces are complete, we should be able to place units once again at facilities in larger metropolitan areas we are not currently in. We've got a great portfolio of I[ntellectual] P[roperty] and technology, and markets are opening up that need solutions that we are capable of providing. I feel our people are among the best in the industry. My focus, as well as that of our management team, is solely on capitalizing on the growth opportunities that we have in front of us. Operator, let's open this up for questions.

QUESTION AND ANSWER SECTION

Operator

Thank you, the question and answer section will be conducted electronically. [Operator Instructions] And we'll go first to Bill Lerner with Prudential.

William Lerner, Prudential - Analyst

A few questions: One, just on the treatment, I guess Craig, on the treatment of Iowa revenues in fiscal Q2, could you just talk a little bit about that? Would you need to drop that into discontinued op[eration]s? I know that's kind of a little odd, given the structure of it, but how does that work?

Craig Nouis, Multimedia Games - CFO

Yes, for us it was a very small number, and we routinely go into new markets and have some machines into new markets, so you know, I don't expect to for the next quarter or at any point to have a discontinued ops on our financial statements.

William Lerner, Prudential - Analyst

Okay, this is a follow-up, you talked about, Craig again, you talked about terminal purchases of - or commitments for $1.8 million in fiscal Q4, and that suggests to me somewhat less than 200 units, is what that commitment means. Can you talk about then, you know, as I think of the ramp-up in Mexico for you guys, can you talk about where the units are coming from? It seems as though they're coming out of Iowa, getting refurbed, going into new markets like Mexico, or coming out of California or Oklahoma or wherever. Assuming that's the case, how many units do you have left in inventory that you'll be able to utilize going forward?

Craig Nouis, Multimedia Games - CFO

Bill, in terms of the unit sales, your first question, we had a little over 300 units. A portion of those were some rental units that we had out there that had been depreciated, and so the sales price is a little bit less or would be less than what we would [charge] on a new unit. So wanted to clarify that. And roughly we had 250 unit sales that we had actually placed several quarters ago, but for revenue recognition purposes, we weren't able to recognize the revenues when we installed them because we had future obligations, and so during the current quarter those obligations were satisfied and we recognized them during this current quarter. In terms of the unit placements, obviously, Iowa will supply us with almost 400 units there, but we also still have some additional player stations in the warehouse that we're also able to deploy into Mexico. We do have a contractual obligation to purchase additional player stations from a vendor in the fourth quarter, so that will potentially be an additional source in the future.

William Lerner, Prudential - Analyst

Okay, all right and then the last one is, Clifton, you talked a little bit about, how many units - you talked about 550 units, by the time you get to the end of your fiscal third quarter, and I think by that time you'll have, I think, what did you say--4 facilities opening in that market, so I guess, is that kind of the average we should think about [regarding] size going forward, 130, 140 units per facility, or it seems to me that I think, perhaps the larger facilities are a bit down the road?

Clifton Lind, Multimedia Games - President & CEO

Bill, I know the numbers would indicate that, but because of the need to meet certain time requirements, the customer decided that three of the facilities that which were originally scheduled to be larger facilities would be opened as microfacilities, and so actually the make-up would be three small facilities of less than 100 machines each, and then another larger facility. It is our belief, based upon what we have learned from our customer, that the average size of the units a year down the road, after the construction cycle has been given a chance to evolve, will be these larger units, but ultimately, demand in each area will determine what the size will be of the units, and whether they are smaller facilities or larger facilities. We stand prepared to support our customer, obviously, but our expectations are that virtually all of the facilities will end up being large facilities.

William Lerner, Prudential - Analyst

And - and just, sorry one last one, Clifton. Is - can you just clarify, you guys get a 70% share and have the, I guess, right, or have been asked to advise on who gets the other 30%? Is that kind of how that works?

Clifton Lind, Multimedia Games - President & CEO

We - in the initial operations, due to time constraints, we get 100%...

William Lerner, Prudential - Analyst

Okay.

Clifton Lind, Multimedia Games - President & CEO

....initially,  and later on in the life of the contract,  we drop to 70%. We are supposed to assist in bringing in the new operators into the facility. We are contacting operators now - not operators, providers of bingo games now, and they are contacting us, and it is our role to make the recommendation to the customer of which other units go in and so we will be aggressively supporting an increase in a variety of vendors within their facilities, but are subject to certain performance constraints, which we think are more than reasonable. Our share will remain at 70%.

William Lerner, Prudential - Analyst

VGT asked me to give you their phone number.

Clifton Lind, Multimedia Games - President & CEO

Yes, well... [laughing]

Operator

We will go now to Nicole Jacoby with Liberation Investment.

Nicole Jacoby, Liberation Investment Group - Analyst

Hey, a few questions. The first is, thinking about the projection for Class II Oklahoma in the current quarter, you were talking about a 12.4% decline over the previous quarter, and I wanted to know how--was that in April, and you are projecting the same thing going forward? And are the drivers primarily competition? Or was it the wildfires? Or can you just give us a little bit more color how you are thinking about that?

Clifton Lind, Multimedia Games - President & CEO

Thank you, Nicole. We have a very well defined methodology for coming up with our guidance, which has been approved by the board of directors, and which does not vary from quarter to quarter. And the methodology requires that we do four different projections, and end up reconciling those four different projections. We are not allowed to change the methodology, and are required to use the most recent data. Since the most recent data we have was [from] April, that is the base for any revenue expectations that we are allowed to calculate for the following quarter and the quarter that we are in. In mid-March, gasoline prices spiked, and from a very high level during the quarter, on a week-by-week basis, as the gasoline prices went up, our average spend from our average player went down, and therefore the hold per day from our machines went down. Certainly, it is not possible for me to sit here today and say 100% of that was caused by the spike in gasoline prices, because there were also fires, and weather and March Madness, and other things that were in play, and so it's hard to attribute a 100% of the decline to any one thing. But consistently, throughout the last many years that we have followed the data in our local markets, there's an undeniable direct correlation between the initial spike in gas prices, and a fall in our hold per day.

Normally, even if the gas prices stabilized at a higher level, as consumers adjust to the new economic realities, normally our play returns to the pre-spike levels, even if gas prices stay high. And so we sort of had a triple witching event here in taking out the revenue for TouchPlay for this quarter, and also in having no growth in TouchPlay for this quarter, and in the Mexico installations, dealing with the construction realities going to micro-installs rather than major installs in three of the four situations. And of course, we did have some minor weathe,r and fire and other influences that could have affected that.

We cannot correlate it directly in any location, to any change in competition. Although, as the market is keenly aware, Oklahoma continues to evolve, and our competitors and Multimedia are going to be introducing, and are introducing, new types of games in this market. So, I don't want to say that we are totally out of the woods from competitive factors. In fact, I would say that we are going to have to work as hard as we've ever worked to make sure our new offerings are competitive with the new offerings that are just being introduced in the state, and we expect to introduce offerings that will compete aggressively with them. But the largest single factor in the formula-driven guidance calculation is the impact of April, and we believe that the largest single factor in April was the spike in the gas prices.

Nicole Jacoby, Liberation Investment Group - Analyst

Okay. Thank you. Was that kind of decline, did you see that elsewhere in the country for Class II? Or was it really mainly in Oklahoma, that magnitude?

Craig Nouis, Multimedia Games - CFO

Nicole, we have pretty much seen that same similar type of declines in all of our markets including Alabama, California, and other markets.

Nicole Jacoby, Liberation Investment Group - Analyst

Okay, great. Now, a sort of housekeeping note on the New York racetracks. I, according to the research that I have done, I've looked up two of the Vernon Downs and Yonkers are supposed to do their initials opens, and coming up with different number of machines than what you guys have in your numbers, as well as when Yonkers is going to do its expansion and Aqueduct obviously opening in `07. Could you walk through the numbers that you have for the New York racetracks and what goes into those numbers? Or reconcile that?

Craig Nouis, Multimedia Games - CFO

Yes. In terms of future placements that we anticipate in the near term here, Tioga Race Track is expected, or our most recent information has that opening up in June, with roughly 750 units. Yonkers currently is projected at about September, and that should have over 5,000 units. In the fall of 2006, we expect Saratoga to expand for an additional 500 units.

Clifton Lind, Multimedia Games - President & CEO

And actually, the timing is a little bit different, depending on what information you look at. Our best information is that the Yonkers is going to be 2,500 units in September, Nicole, and then 2,500 in January, so that 5,000 will split in two tranches. There will be a 300 machine expansion later this summer at Saratoga, and so I think it will be 750, 300, then 2,500 if Yonkers does put in the first 2,500 machines in September as they currently expect, and then there will be 2,500 more at Yonkers in January, and then Aqueduct will be late in `07. Everyone still believes that will get opened in '07, but now there are three different forecasts, but all of them are late in `07.

Nicole Jacoby, Liberation Investment Group - Analyst

Okay. And then what about Vernon Downs? I thought that was suppose to open late June with about 1,000 machines?

Randy Cieslewicz, Multimedia Games - Vice President of Tax, Budget, and Corporate Compliance

November `06.

Clifton Lind, Multimedia Games - President & CEO

I think that has moved up to November.

Nicole Jacoby, Liberation Investment Group - Analyst

Okay. Thanks. Great.

Clifton Lind, Multimedia Games - President & CEO

And, Nicole, I mean, there is still a licensing issue with Vernon Downs.

Nicole Jacoby, Liberation Investment Group - Analyst

Okay.

Clifton Lind, Multimedia Games - President & CEO

So, I mean that is - the officials at the lottery and the officials associated with Vernon Downs are--assuming that all of that is going to move ahead very quickly, and we have no reason to question their assumptions on that, but in fact there still is yet to be a license issue.

Nicole Jacoby, Liberation Investment Group - Analyst

Got it. Thank you. Two more quick questions. One is, when you are thinking about also going forward in the next quarter with your Class II base being stable, can you explain how you are thinking about that? Are you expecting net stability, i.e., placements and or removals? Or are you really expecting not much change over the quarter?

Clifton Lind, Multimedia Games - President & CEO

And are you talking about Q4? Or Q3?

Nicole Jacoby, Liberation Investment Group - Analyst

Q3. Sorry, I am talking about guidance.

Clifton Lind, Multimedia Games - President & CEO

Okay. I think we are looking for net stability. We have some placements scheduled and we will undoubtedly have some small take-outs that will continue, but net net, we expect stability. This quarter and then of course in Q4, we have a large placement scheduled, so...

Nicole Jacoby, Liberation Investment Group - Analyst

Right.

Clifton Lind, Multimedia Games - President & CEO

So that should be a net increase for us.

Nicole Jacoby, Liberation Investment Group - Analyst

Great. And finally, just a quick question about Mexico. Where--what line item are you going to be putting that in, in terms of revenue?

Craig Nouis, Multimedia Games - CFO

Yes, as it exceeds 10%, we will clearly have that as a separate line item. Obviously, we did not have any revenues [from Mexico] in the second quarter, so we are currently getting the accounting up to speed in terms of our presentation and everything for next quarter, so we are currently working on that, but obviously, we expect Mexico to be a big earnings or revenue driver for us, so I would expect that you would see that broken out separately.

Clifton Lind, Multimedia Games - President & CEO

But certainly not in Q3; it has to reach the 10% level before that happens, so perhaps Q4, but certainly in the early part of FY '06, if installations continue as they're supposed to, FY `07, I'm sorry, Nicole.

Operator

We'll move now to Ryan Worst with Brean Murray.

Ryan Worst, Brean Murray - Analyst

Hi, thanks. Can you guys talk about where the sweepstakes revenue shows up on the income statement, what line item, and how come you're not including the unit numbers?

Clifton Lind, Multimedia Games - President & CEO

Sure, I'll answer why we're not including the unit numbers. As you know, these are sweepstakes readers, and are not traditional gaming devices, and so, Ryan, after consultation with our consultants, it was decided that those should not be listed in the unit count, but footnoted, and that's how we handled it on the financial statement.

Ryan Worst, Brean Murray - Analyst

Okay, what was their contribution to the quarter, and where does it show on the income statement?

Craig Nouis, Multimedia Games - CFO

Ryan, on the income statement, it's in the "Other" category.

Ryan Worst, Brean Murray - Analyst

Other gaming?

Craig Nouis, Multimedia Games - CFO

$1.1 million on the very bottom, the $1.1 million.

Ryan Worst, Brean Murray - Analyst

Oh, okay.

Craig Nouis, Multimedia Games - CFO

And that's really--we can't speak specifically about one specific location, but you know, that's obviously the primary driver in the delta from last year to this year.

Ryan Worst, Brean Murray - Analyst

Okay, and I guess the same question for Iowa, since you're not going to be operating those games, it would be helpful to know what the contribution was for those games in the quarter?

Clifton Lind, Multimedia Games - President & CEO

Ryan, since the average installed base during the quarter, you know, started at zero and only grew to 383, the contribution was relatively small. Let me say that the earnings on our machine exceeded our other network average, and so we do not specifically reveal the numbers, but if you do the math, you'll finally, you'll determine that it's certainly less then a million [dollars] and more than half a million.

Ryan Worst, Brean Murray - Analyst

Okay, and just looking forward on your games in Alabama, it looks like you had some removals there?

Clifton Lind, Multimedia Games - President & CEO

We did not meet a deadline for an interface to a back-office system, and so [on what we hope] is a temporary basis, one of the facilities asked us to remove those machines until we get the interface complete. The interface will be completed this month, and we hope to replace those units after we get that interface completed, but we're going to have to earn back that space.

Ryan Worst, Brean Murray - Analyst

Okay, also in Alabama, are you going to--have you been seeing the same type of trends there like you are in Oklahoma, and is that also something that the whole market is seeing or is it competitively driven potentially?

Clifton Lind, Multimedia Games - President & CEO

Well, as you know, in Oklahoma, since the majority of our machines are standard sequence, multitouch bingo games, in Oklahoma, the market impact is a little bit different than it is in Alabama, where we are competing head to head against other true bingo games. And so Alabama's impact was not as great as it was in Oklahoma, because in Oklahoma right now, with our standard-sequence bingo games, we and the other provider of the standard-sequence bingo games are overflow machines during the week as the players play one-touch games, and because on Monday, Tuesday, Wednesday, and Thursday, there are more than enough of those one-touch games to satisfy demand. So as such, when play goes down, it's since we are sort of during the week the overflow machines, we suspect that it impacts us more than it does our one-touch competitors in Oklahoma. And in Alabama, however, our play remains strong throughout the week, and we don't think there is the game type differential, and that's one of the reasons when we have these fluctuations in gas prices, it doesn't seem to impact Oklahoma as much, because during the week our games remain occupied in the same ratio as our competitors' games.

Ryan Worst, Brean Murray - Analyst

So, are you looking for revenue per day to remain flat in Alabama? Or similar to second quarter?

Clifton Lind, Multimedia Games - President & CEO

I can only say that our methodology of forecasting our guidance would demand that we take that view publicly, however we did note in the press release that we are adding a large number of machines, as one of our customers is in an expansion mode there. So ,we think overall our revenue will go up in the month, but we are not making any revenue assumptions that are different from Alabama than they are from the general trends nationwide.

Ryan Worst, Brean Murray - Analyst

Right. Do you know what kind of market share you had of that expansion? How many games are they adding in total?

Clifton Lind, Multimedia Games - President & CEO

We had more than our pro-rata share based on the distribution on the floor prior to the expansion.

Ryan Worst, Brean Murray - Analyst

Okay. Great. Thank you.

Operator: We will go next to David Bain with Merriman.

David Bain, Merriman Curhan Ford - Analyst

Hi guys. Can you kind of review some of the market issues in Mexico, specifically any potential taxation issues, Supreme Court, issues maybe upcoming elections, how that may impact your outlook for the opportunity out there?

Clifton Lind, Multimedia Games - President & CEO

Okay. Obviously, David, it appears that the popular wisdom is that there is going to be a new administration, if one believes the press, and we have no reason not to believe the press. The populist candidate is far ahead in the polls, and so we are counting on there being an administration change. Our customer advises us and our independent research is that that will not on the surface affect the ability to use these 65 licenses, and so from that standpoint, we don't think that it will affect our customers' rights to install, to open up and [for us to] install these additional locations. What no one can predict is whether or not there is going to be additional taxes levied by a new government and a new administration. But, you know, we think that in every market that we go into, just as there were surprises in Iowa, you know, there's nothing in it for us to predict what the new administration might do, insofar as taxes are concerned. But our professionals both in Mexico and our international professionals that are located in the United States who have studied this issue do not feel that there should be any concern about a change in the basic taxation rate, either affecting our games or other operations there.

David Bain, Merriman Curhan Ford - Analyst

Okay. And then can you detail some of the technical changes you're making, or have potentially made to the Class II Oklahoma installed base of games that may improve hold per day?

Clifton Lind, Multimedia Games - President & CEO

Sure. David, thank you. We have just begun, and David, as you're aware, we were in the middle of a yearlong process to convert the halls to our new gaming, which allows us to not only offer various forms of Class II games, but to offer various forms of "Class Two and a Half" games and Class III games, and that is our Gen 5 system, and just this quarter, we completed all of the upgrades to Gen 5 systems at all but two of our largest halls in Oklahoma. Those two upgrades will be completed in the next two weeks. Once those upgrades are done, that lets us go to a currency-independent system, where it can either be currency-in-receipt-out, ticket-in and ticket-out, or the card system. As I think we've discussed before, we are at a disadvantage in most of the halls where we are not the majority, because we are the only customer currently using a card as the currency. We have just begun an aggressive program of responding to customers who will allow us to change from the card system to either the currency-in-receipt-out system, or if they're on a ticket-in, ticket-out system, to that ticket-in, ticket-out system. Conversion to Gen V was necessary to allow us to do that.

By the end of the summer, we will have converted all of the remaining small halls. The conversion process is something that requires regulatory approval from each for each of the tribes, and approval from the business offices, so we have to schedule it well in advance anf go through a systematic change. So the change to the Gen 5 system in the currency independence is something that we thing will improve our return. In addition, that lets us put in our new generation of Class II games, and the full palette of our "Class Two and a Half" and Class III games. I would like to say that even as we speak, not only the tribes that we're in, but other tribes that we are discussing going back in, now that we have [the] currency independence [feature], are still requesting that we predominantly put in our Class II games.

David Bain, Merriman Curhan Ford - Analyst

Okay.

Clifton Lind, Multimedia Games - President & CEO

Obviously, that is something that we would like to try to influence their decision on, because we would like to go to either the Class III or the "Class Two and a Half" games that are now being played in the facilities, and we think that over the next several months we'll be able to do that, but we have a whole new palette of Class II titles that have not been in the market before, and as we make these Gen 5 conversions, we put those out there.

In addition to the games and the Gen 5 conversions, we also have a new hardware platform that is more user friendly, and that is being deployed as we speak. The first two deployments were made in the Oklahoma and the Alabama markets over the last several weeks, and they will continue to be converted very aggressively throughout the balance of this quarter, with the conversion scheduled to be complete by the end of Q4. So, in all regards, gaming systems, new content, and gaming platform, and currency independence, we have all of those under way. As I mentioned earlier, we lost some machines because we did not complete an interface on a timely basis at one of our charity locations. And we are somewhat dependent on our competitors when we're interfacing to one of their systems, and that always seems to take a little longer than we would like, and so we were not able to meet the schedule that we had committed to one of our customers. We think that we are well over the hump now, and hope by the end of this month to have installed in an additional two interfaces - I'm sorry, in an additional two location interfaces to other back-office systems, which will allow us to either stay in halls or get in new facilities.

David Bain, Merriman Curhan Ford - Analyst

Okay. And then just finally on the same sort of note I guess, the elections upcoming Oklahoma, is that going to be a catalyst to moving to compacted games in some way, shape, or form? Or is there another catalyst we can kind of look forward to get things kind of rolling?

Clifton Lind, Multimedia Games - President & CEO

Well, I would like to say that the current governor, who is much beloved in the state, ran on a campaign of generating additional revenue for the state through gaming legislation. A factor that I didn't mention, that affected the play of our games in April in Oklahoma, was both for Texas and Oklahoma, on separate weeks, they had record multistate lottery jackpots. And across the state and across all customers, it appeared that some of the gaming dollars went to the very large megajackpots that were first in Texas and then in Oklahoma, or vice versa. But one of the Powerballs and one of the - I guess it's MegaMillions, they had record jackpots in April. We feel that that directly impacted our play in Oklahoma.

So, the governor has gotten the lottery up and running now. Although there--and as you know, there is now some revenue from at least a couple of racetracks, that's meaningful in Oklahoma. So, I think the Governor has a little bit--has made some good headway on keeping up his promise. I think that we're going to continue to support our customers, and as long as they wish to run Class II games, we're going to do that. Our position has always been, David, as you know better than anybody else, what's good for our customer, we have to make it good for us, so we're going to try to do it. So I don't, I have learned long ago not to try to predict if any external influence is going to stimulate the move statewide to more games played under the compact. There seems to be in the last several weeks a little bit of momentum in that regard, but I'm just, we can't count on that and are just trying to come out with better content and better approaches to competing against those other games, and think we'll be successful in doing that, but are not counting on the third or the fourth quarter on any improvement that is driven by external actions.

David Bain, Merriman Curhan Ford - Analyst

Okay. Great. Thank you.

Operator

And that concludes our question-and-answer session. I'll turn the conference back over to Mr. Lind for any additional or closing remarks.

Clifton Lind, Multimedia Games - President & CEO

Again, I want to thank everyone who joined us on this call. Management and our board of directors have made our focus on trying to build shareholder value. We are, of course, disappointed in the earnings guidance that we have given for this quarter, and management is going to do everything it can to meet or exceed that guidance, and to build for the future. As I've said earlier, I think we have among the very best people in this industry, certainly among the very brightest in our engineering and content and teams, our networking teams. We intend to use our experience in server-based gaming, and combine it with the new stand-alone gaming options that are available, and become a leader in the new age of gaming that we see dawning before us. Thank you for your continued support. We look forward to our next conference call, and hopefully we'll be delivering more positive guidance for Q4. Thank you, operator, and we'll sign off now.

Operator

Thank you. That concludes today's teleconference. Thank you all for your participation.